Exhibit 10.32

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of [●], is entered into by and among Movella Holdings Inc., a Delaware corporation (the “Company”), Pathfinder Acquisition LLC, a Delaware limited liability company (the “Pathfinder Sponsor”), Movella Inc., a Delaware corporation (“Movella”), and the parties listed on the signature pages hereto as “Stockholder” (each and collectively, the “Initial Stockholder” and together with any parties executing a Joinder Agreement, the “Stockholders”). The Company, the Pathfinder Sponsor, Movella and the Stockholders are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, on October 3, 2022, the Company, Motion Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Movella, entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”), pursuant to which at Closing, among other things, Merger Sub will merge with and into Movella, with Movella being the surviving entity;

WHEREAS, concurrently with the execution of the BCA, FP Credit Partners, L.P. (“FPCP”) on behalf of certain of its managed funds, affiliates, financing parties or investment vehicles, Movella and the other parties party thereto entered into that certain Commitment Letter (“Commitment Letter”), pursuant to which, among other things, FPCP has committed to cause the Initial Stockholder to provide financing in an aggregate amount of $75,000,000 to Movella in connection with the transactions contemplated by the BCA (the “FP Financing”), to launch a tender offer for $75,000,000 of Pathfinder Class A Shares at $10.00 per share (the “Tender Offer” and the Pathfinder Class A Shares acquired by the Initial Stockholder in the Tender Offer, the “Tender Shares”), in each case on the terms and subject to the conditions set forth in the Commitment Letter;

WHEREAS, if the Initial Stockholder acquires less than $75,000,000 of Pathfinder Class A Shares in the Tender Offer, the Company and the Initial Stockholder shall enter into one or more private placement subscription agreements, pursuant to which the Initial Stockholder will acquire in a private placement additional Pathfinder Post-Closing Common Shares (“PIPE Shares” and collectively with the Tender Shares, the “Shares”) at $10.00 per share (the “PIPE”), such that immediately following the completion of the PIPE, subject to and conditioned upon the occurrence of the Effective Time, the Initial Stockholder would have acquired at least 7,500,000 Tender Shares and/or PIPE Shares in the Tender Offer and the PIPE, collectively;

WHEREAS, in connection with the transactions contemplated by the BCA, the Parties are entering into this Agreement, effective concurrently with the Closing, to set forth certain understandings among themselves following the Closing.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the Parties hereby agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the BCA. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.

(a)    “Agreement” shall have the meaning set forth in the Preamble.

(b)    “BCA” shall have the meaning set forth in the Recitals.

(c)    “Beneficially Own” or “Beneficial Ownership” shall mean, with respect to any security, whether directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, having (i) voting power, which includes the power to vote, or to direct the voting of, such security or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(d)    “Board” shall mean the board of directors of the Company.

(e)    “Board Recommendation” shall mean any recommendation by the Board (or any committee to which the Board delegates authority) to the stockholders of the Company recommending that the stockholders of the Company vote in favor of a proposal, item or matter.

(f)    “Commitment Letter” shall have the meaning set forth in the Recitals.

(g)    “Company” shall have the meaning set forth in the Preamble.

(h)    “Fee Letter” means that certain amended and restated letter agreement, dated as of November [●], 2022, among Movella, Wilmington Savings Fund Society, FSB, as agent, and FP Credit Partners AIV, L.P. and FP Credit Partners Phoenix AIV, L.P., FP Credit Partners II, L.P, and FP Credit Partners Phoenix II, L.P., and acknowledged by the Company and Merger Sub, as amended, modified, supplemented or amended and restated from time to time.

(i)    “FP Financing” shall have the meaning set forth in the Recitals.

(j)    “Initial Stockholder” shall have the meaning set forth in the Preamble.

(k)    “Joinder Agreement” means a Joinder Agreement to this Agreement in form and substance attached hereto as Exhibit A.

(l)    “Merger Sub” shall have the meaning set forth in the Recitals.

(m)    “Movella” shall have the meaning set forth in the Preamble.

(n)    “Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of November [●], 2022, among Movella, as issuer, the guarantors from time to time party thereto, the purchasers from time to time party thereto and Wilmington Savings Fund Society, FSB, as agent.

(o)    “Party” or “Parties” shall have the meaning set forth in the Preamble.

(p)    “Pathfinder Sponsor” shall have the meaning set forth in the Preamble.

(q)    “PIPE” shall have the meaning set forth in the Recitals.

(r)    “PIPE Shares” shall have the meaning set forth in the Recitals.

(s)    “Shares” shall have the meaning set forth in the Recitals.

(t)    “Special Qualified Refinancing” shall have the meaning given to such term in the Fee Letter, and more specifically illustrated therein.

(u)    “Stockholders” shall have the meaning set forth in the Preamble.

(v)    “Tender Offer” shall have the meaning set forth in the Recitals.

(w)    “Tender Shares” shall have the meaning set forth in the Recitals.

(x)    “Transfer” means to, directly or indirectly, sell, transfer (including through any derivative or hedging transaction), place a lien on, assign, pledge, encumber, hypothecate, mortgage or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, placement of a lien on, assignment, pledge, encumbrance, hypothecation, mortgaging or similar disposition of, any Shares or any interest (including a beneficial interest) in any Shares. “Transfer”, when used as a noun, shall have a correlative meaning.

(y)    “Transferee” means a recipient of, or proposed recipient of, a Transfer.

(z)    “Venture-Linked Senior Secured Notes” shall have the meaning given to such term in the Note Purchase Agreement.

(aa)    “Voting Requirement” shall mean the agreement to vote shares described in Section 2 herein.

2.	Agreement to Vote Shares.

The Stockholders agree to cast all votes to which the Stockholders are entitled in respect of Shares Beneficially Owned by each such Stockholder (or cause all such votes to be casted), whether at any annual or special meeting, by written consent or otherwise, in favor of any and all Board Recommendations.

3.	Proportionate Termination.

After giving effect to any Special Qualified Refinancing, a proportion of the outstanding Shares equal to the proportion of outstanding Venture-Linked Senior Secured Notes prepaid in such Special Qualified Refinancing shall no longer be subject to the Voting Requirements.

4.	Joinder Agreement.

The Stockholders agree to cause any and all of their respective Affiliates Beneficially Owning Shares, on the date hereof or after, to enter into a Joinder Agreement upon the later of (i) the Closing and (ii) the date on which any such Affiliate gains the Beneficial Ownership of Shares. Except with the express written consent of the Company or otherwise in a FP Registration Rights Scenario (as defined in the Commitment Letter), neither the Stockholders nor any of their respective Affiliates shall make any Transfers until the purported Transferee enters into a Joinder Agreement. Any Transfer or attempted Transfer in violation of this Agreement, including any failure of a Transferee, as applicable, to enter into a Joinder Agreement pursuant to this Section, shall be null and void, no such Transfer shall be recorded on the Company’s books, and the purported Transferee in any such Transfer shall not be treated (and the Stockholder proposing to make any such Transfer shall continue be treated) as the owner of such Shares for all purposes of this Agreement.

5.	Duration of Agreement.

This Agreement shall terminate automatically upon the Stockholders (including any Affiliate of the Stockholders) ceasing to Beneficially Own any Shares in accordance with the terms of the Note Documents (as defined in the Commitment Letter).

6.	Effectiveness.

This Agreement shall become effective upon the Closing.

7.	Amendments.

No amendment, supplement, or waiver of this Agreement shall be binding unless executed in writing by the Party(ies) to be bound thereby.

8.	Assignment.

(a)    Subject to the rights and restrictions on Transfers set forth in this Agreement, no Party shall assign the rights and obligations contained in this Agreement without the prior written consent of each other Party, and any such action without the required consent shall be void ab initio.

(b)    This Agreement shall bind and inure to the benefit of the Parties and any permitted successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve any Party of any obligations hereunder.

9.	Entire Agreement.

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein. Unless otherwise provided herein, any consent required by the Company may be withheld by the Company in its sole discretion.

10.	Inconsistent Arrangements; Specific Performance.

(a)    No Party shall enter into any agreements or arrangements of any kind with any Person with respect to any Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with Persons that are Parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of any Shares in a manner inconsistent with this Agreement.

(b)    Each Party acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms and that a remedy at law for any breach or attempted breach of this Agreement will be inadequate. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and to enforce specifically the terms and provisions hereof, and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including securing or posting any bond in order to obtain equitable relief). Each Party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

11.	Governing Law.

(a)    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

(b)    The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, over any dispute between the Parties arising out of this Agreement, and the Parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.	Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Electronic copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof. The failure of any Stockholder to execute this Agreement shall not make it invalid as against any other Stockholder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY: MOVELLA HOLDINGS INC.
By:
Name:
Title:
PATHFINDER SPONSOR: PATHFINDER ACQUISITION LLC
By:
Name:
Title:

STOCKHOLDER:

FP CREDIT PARTNERS II, L.P.

By: FP Credit Partners GP II, L.P.
Its: General Partner

By: FP Credit Partners GP II Management, LLC
Its: General Partner

By:
Name:
Title:

FP CREDIT PARTNERS PHOENIX II, L.P.

By:	FP Credit Partners GP II, L.P.
Its:	General Partner

By:	FP Credit Partners GP II Management, LLC
Its:	General Partner

By:
Name:
Title:

MOVELLA:

MOVELLA INC.

By:
Name:
Title: